Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
Jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax to Propose Declassification of its Board of Directors and Majority Voting in Uncontested Director Elections

ATLANTA, January 6, 2009 — Equifax Inc. (NYSE: EFX) today announced that its Board of Directors has taken several actions to enhance the Company’s corporate governance practices.

First, subject to shareholder approval, the Company has decided to eliminate its current three-class structure in which each director is elected for a three-year term.  As a result of the Board’s declassification, all directors would become subject to annual election as their existing three-year terms expire.  Equifax will include in its 2009 proxy statement a company-sponsored amendment to its Articles of Incorporation that would implement the Board’s declassification, and will ask shareholders to approve the amendment and a related Bylaw amendment at Equifax’s annual meeting of shareholders in May 2009.  If the amendment is approved by the shareholders, the classes of directors standing for re-election at the annual meetings to be held in 2010, 2011 and 2012, respectively, and the full Board each year thereafter, will be elected for annual terms.

Second, the Company will seek shareholder approval at the 2009 annual meeting of an amendment to its Articles of Incorporation to adopt a majority voting standard for the election of directors.  In an uncontested election of directors, a director nominee will be elected or re-elected only if the number of votes entitled to be cast “for” exceeds the number of votes cast “against” the nominee.  In contested elections, where there are more nominees than Board seats to be filled, directors will continue to be elected by a plurality of the votes cast.  The new voting standard will become effective if approved by the shareholders at the 2009 annual meeting and will apply to the 2010 annual meeting.  To support the operation of the majority voting standard, the Board has also adopted a Director Resignation Policy, such that an incumbent director who fails to receive a majority vote when standing for re-election in an uncontested election must offer their resignation.  The Board will determine within 90 days whether to accept the resignation and will publicly disclose its decision.

“The decisions to declassify the Board and provide for majority voting in uncontested director elections are the latest steps in the Board’s ongoing effort to implement corporate governance practices that are responsive to shareholders’ interests,” said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer.

About Equifax Inc.

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately [check this number]7,000 people in 15 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

www.equifax.com